Exhibit 5.1

October 12, 2021

SharpLink Gaming Ltd.

333 Washington Ave. N, Suite 104,

Minneapolis, MN 55401

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of SharpLink Gaming Ltd., an Israeli company formerly known as Mer Telemanagement Solutions Ltd. (the “Company”), relating to (i) 480,670 of the Company’s Ordinary Shares, NIS 0.06 nominal value per share (the “Ordinary Shares”), issuable upon exercise of options granted pursuant to the SharpLink, Inc. 2020 Stock Incentive Plan (the “2020 Plan”), and (ii) 2,336,632 Ordinary Shares issuable from time to time pursuant to the SharpLink Gaming Ltd. 2021 Equity Incentive Plan (the “2021 Plan”). Such Ordinary Shares issuable pursuant to the 2020 Plan and the 2021 Plan are collectively referred to herein as the “Shares.”

We are members of the Bar of the State of Israel and, in rendering our opinion, we do not express an opinion (expressly or by implication) as to any matter relating to the laws of any jurisdiction other than the State of Israel and our opinion relates only to Israeli law. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

As Israeli counsel for the Company, we have examined such corporate records and other documents and have made such investigation of maters of fact and of Israeli law as we have considered necessary or appropriate for the purposes of the opinion set forth herein.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials. We have also assumed that each individual grant under the 2020 Plan or the 2021 Plan that will be made after the date hereof will be duly authorized by all necessary corporate action.

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that the Shares, when paid for and issued in accordance with the terms of the 2020 Plan or the 2021 Plan, as applicable, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ Ephraim Abramson & Co.

Ephraim Abramson & Co.